Exhibit 1.1

China Digital TV Holding Co., Ltd.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON 2, March, 2018

Dear Shareholders:

Notice is hereby given that an extraordinary general meeting of shareholders of China Digital TV Holding Co., Ltd. (the “Company”) will be held on 2 March, 2018, at 10:00a.m., Beijing time, at the Company’s offices at 4th Floor, Tower B, Jingmeng High-Tech Bldg, No. 5 Shangdi East Road, Haidian District, Beijing, People's Republic of China, for the purposes of considering and, if thought fit, approving the following resolution by way of a special resolution:

Special Resolution

“That the Second Amended and Restated Articles of Association of the Company be and are hereby amended in the following manner:

1.	Article 2(1)

(a)	By deleting the followingdefinitions from the definitions contained in Article 2(1):

“Audit Committee”

“Compensation Committee”

“Exchange Act”

“Independent Director”

“NASD”

“Nomination Committee”

“Related Party”

“Related Party Transaction”

(b)	By deleting the definition of “Designated Stock Exchange” in its entirety and substituting therewith the following:

“Any stock exchange or interdealer quotation system in which the shares of the Company (or depositary receipts therefor) are listed or quoted.”

(c)	By deleting the definition of “special resolution” and substituting therewith the following:

“a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than fifteen (15) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five (95) per cent. in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than fifteen (15) clear days’ Notice has been given.”

2.	Article 86(1)

By deleting the first sentence of Article 86(1) and substituting therewith the following:

“Unless otherwise determined by the Company in general meeting, the number of Directors shall be determined by the Board of Directors and shall not be less than two (2). There shall be no maximum number of Directors unless otherwise determined from time to time by the Members in general meeting…..”

3.	Article 88

By deleting Article 88 in its entirety and substituting therewith the following:

“No person other than a Director retiring at the meeting shall, unless nominated by the Board for election, be eligible for election as a Director at any General Meeting unless, during the period beginning one (1) day after the dispatch of the Notice of such General Meeting and ending seven (7) days prior to such General Meeting (a) a Member (other than the person being proposed) who is duly qualified to attend and vote at such General Meeting provides a Notice to the Company Secretary (or other person whose name and contacts have been provided for that purpose in the Notice of such General Meeting) setting forth the name of a proposed candidate for Director, and (b) such proposed candidate provides a Notice to the Company Secretary (or other person whose name and contacts have been provided for that purpose in the Notice of such General Meeting) stating the proposed candidate’s willingness to be elected as a Director, his or her contacts, a resume that sets forth the proposed candidate’s qualifications to be a Director.”

4.	Article 90

By deleting the phrase “other than an Independent Director” at the end of the first line of the first sentence after the words “any one or more of its body” in Article 90.

5.	Article 100

By deleting the paragraph “Notwithstanding the foregoing, no Independent Director shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.”at the end of Article 100.

6.	Article 101

By deleting the sentence “;and (b); any such transaction that would be reasonably likely to affect a Director’s status as an Independent Director, or that would constitute a Related Party Transaction shall require the approval of the Audit Committee” at the end of Article 101.

7.	Article 103

By deleting Article 103 in its entirety and substituting therewith the following:

“Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for approval by independent directors under applicable law or the rules of the Company’s Designated Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.”

8.	Article 115(2)

By deleting Article 115(2) in its entiretyand substituting therewith “Intentionally Deleted”.

9.	Article 116(1)

By deleting the first sentence of Article 116(1) in its entirety and substituting therewith the following:

“The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two (2)...”

10.	Article 120(1)

By deleting Article 120(1) in its entirety and substituting therewith the following:

“The Board may delegate any of its powers, authorities and discretions to committees, consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.”

11.	Article 124

By deleting Article 124 in its entirety and substituting therewith “Intentionally Deleted”.

12.	Article 125

By deleting Article 125 in its entiretyand substituting therewith “Intentionally Deleted”.

13.	Article 126

By deleting Article 126 in its entiretyand substituting therewith “Intentionally Deleted”.

14.	Article 169

By deleting Article 169 in its entiretyand substituting therewith “Intentionally Deleted”.”

By Order of the Board of Directors,

/s/ Jianhua Zhu
Chairman
06, February, 2018

The Company’s board of directors has fixed the close of business on 6 February, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the extraordinary general meeting and at any adjournment of the extraordinary general meeting.

The approval of the Special Resolution set out in this notice of extraordinary general meeting requires a majority of at least two-thirds of votes cast by shareholders entitled to vote, voting in person or by proxy or by corporate representative, at the extraordinary general meeting. Voting will be conducted by poll.

Your vote is important.  Please vote your shares whether or not you plan to attend the meeting.

Accompanying this notice of extraordinary general meeting is a proxy form.  Whether or not you expect to attend the extraordinary general meeting, please complete, sign, date and return the enclosed proxy form. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.  If you attend the extraordinary general meeting and vote in person, your vote will revoke any proxy you previously submitted.

If you own American Depositary Shares, or ADSs, representing shares, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the shares underlying the ADSs) how to vote the shares underlying your ADSs. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

-3-